Media & Entertainment, Inc.
10120 S. Eastern Ave. Suite 200
Henderson, NV 89052


December 11, 2003


                         ADDENDUM

          Addendum to the Existing Agreement between Media and Entertainment .Com,
                     Inc. and Winsonic Holdings, Ltd.



The following reflects the understanding of the deal points between MEDIA AND ENTERTAINMENT .COM, INC, and WINSONIC
HOLDINGS, LTD. and is formally binding:


1.   Media and Entertainment .Com., Inc and Winsonic
     Holdings, Ltd. agree to amend their current contract to allow for the acquisition of fifty-one percent (51%) of Winsonic Holdings, Ltd. that relate specifically to contractual agreements between Winsonic Holdings, Ltd., Verizon and Level 3 Communications including one hundred percent (100%) of Winsonic Digital Cable Systems Networks (WDCSN).

2. As consideration for the fifty-one percent (51%) equity in Winsonic Holdings, Ltd., Media and Entertainment .Com, Inc. will deliver to Winsonic Holdings Ltd. equity in the common stock of Media and Entertainment . Com, Inc. equal to the amount of the audited valuation of the assets contributed by Winsonic Holdings, Ltd. divided by $.60 per share stock price.

3.   As consideration for the Verizon and Level 3
     Communications relationships and contractual agreements for
     nation wide network.   Media and Entertainment . Com, Inc.
     will deliver to Winsonic Holdings Ltd. additional equity in the common stock of Media and Entertainment. Com, Inc.

4. If the audited valuation of Winsonic Holdings, Ltd. is $11,000,000 , Winsonic Holdings, Ltd. shall receive and be issued Nine Million Three Hundred and Fifty Thousand (9,350,000) shares for its' contribution. The shares are arrived at by (51%) of $11,000,000.00 value divided by a $.60 share value.

5.   Winsonic Holdings, Ltd. shall present to Media and
     Entertainment . Com, Inc. all documents related to the audited financials including its depreciated values prior to closing.

6. Winston Johnson shall remain as Chairman of the Board and Chief Executive Officer (CEO) of Media and Entertainment .Com, Inc. Also Winsonic Holdings, Ltd.will add another board member. Also Executive agreements in Media and Entertainment .Com, Inc. will be given to: Winston Johnson
     - Chairman of the Board and CEO; Jon J. Jannotta - Co-Chairman of the Board and President; Nana Yalley - Executive Vice President - and Vice Chairman of the Board; Scott Roderick- Vice President - Business Development and Investor Relations.




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7.   The new entity will be given a new name and ticker
     symbol to be determined by the Board of Directors and to take immediate effect. A suggested name shall be WINSONIC
     DIGITAL or WINSONIC DIGITAL CABLE NETWORK. The symbol WDCN is available.

8.   Media and Entertainment . Com, Inc. and Winsonic
     Holdings, Ltd. agree that the 28 million shares currently held in escrow will be returned to the treasury and replace with 10 million shares in escrow. Upon review of the audited financials of Winsonic Holdings, Ltd., the Board of Directors of Media and Entertainment Com, Inc. will release the shares out of escrow.


9. This Addendum supercedes all prior contracts between Media and Entertainment .Com, Inc. and Winsonic
     Holdings, Ltd.  All prior contracts are subordinate to
     this Addendum.   The new agreement formalizing this
     binding ADDENDUM shall close upon the approval of the Audited Financials no later than January 29, 2004.





AGREED TO BY:





/s/ Jon J. Jannotta                          /s/ Winston Johnson
___________________________________          _________________________________
Jon J. Jannotta                              Winston Johnson
Executive Vice President                     Chairman-OWNER
MEDIA AND ENTAINMENT.COM, INC.               WINSONIC HOLDINGS, LTD.












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